Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in this Annual Report on Form 10-K of Expand Energy Corporation for the year ended December 31, 2025 (the "Annual Report") of our audit letter dated January 26, 2026, with respect to estimates of reserves and future net revenue to the Expand Energy Corporation interest, as of December 31, 2025, and to all references to our firm included in the Annual Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas
February 18, 2026